UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
March 30, 2007

CORNERSTONE CORE PROPERTIES REIT, INC.

(Exact name of registrant as specified in its charter)

Maryland	333-121238	33-0827161
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1920 Main Street, Suite 400

Irvine, California 92614

(Address of principal executive offices)

(949) 852-1007

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 8.01  Other Events

Acquisition of Marathon Center

We have entered into a definitive agreement to purchase an existing multi-tenant industrial property known as Marathon Center from Marathon Venture of Pinnellas, LLC, a non-related party, for a purchase price of $4.5 million. As of March 30, 2007, our right to terminate the agreement without penalty expired, and our initial deposit became non refundable.  We closed the purchase of the property on April 2, 2007.  We acquired the property in a joint venture with JBK Capital, LLC.  We are the managing partner of  the venture and own a 97% interest in the venture.  The property was purchased with no debt financing. Under the terms of the agreement, we are obligated to pay certain closing costs, including, but not limited to attorney fees, survey costs, recording costs and one-half of the escrow closing fees.

Marathon Center consists of approximately 52,020 square feet of leasable space in two single-story buildings located on approximately 4.8 acres of land near Tampa Bay, Florida.  The property is currently 85% leased at an average annual rent of $6.75 per square foot to eight tenants whose spaces range in size from approximately 1,300 square feet to approximately 25,100 square feet.  Tenants of the property are engaged in varying businesses including services, printing, distribution and light manufacturing.

Marathon Center is located in central Pinellas County within minutes of major interstate highways providing access to downtown Tampa, Tampa’s airport, St. Petersburg, the St. Petersburg/Clearwater International Airport and Tampa International airport.  According to CB Richard Ellis, the Tampa Bay industrial market continued to tighten in late 2006, experiencing decreased vacancy rates and rental rate increases across product types.  Limited supply, paired with Tampa Bay’s continued economic growth, indicates that the favorable vacancy and rental rate trends should continue.

One tenant, Golden Ribbon, a printing business, leases two spaces, occupying 63% of the center.  The following table sets forth lease expiration information for the next ten years.

		Approx		Percent of	Percent of
	No of	Amount of	Base Rent of	Total Leaseable	Total
Year Ending	Leases	Expiring Leases	Expiring Leases	Area Expiring	Annual Base
December 31,	Expiring	(Sq. Feet)	(Annual $)%		Rent Expiring
2007	3	5,560	37,390	12.7%	12.6%
2008	3	8,587	67,384	19.5%	22.7%
2009	1	1,395	10,800	3.2%	3.6%
2010	1	3,280	23,844	7.5%	8.0%
2011 and thereafter	1	25,117	156,984	57.2%	53.0%

Average annual lease rates and occupancy percentages for the last two years are as set forth below:

	Average Lease Rate
	Per Total	Average Annual
Year Ending	Square Foot	Occupancy
December 31,	(Annual $)	(%)

2006	$6.75	85%
2005	$7.35	100%

The seller purchased the property in late 2004, and no average lease rate or occupancy information is available prior to that date.

In evaluating this property as a potential acquisition and determining the appropriate amount of consideration to be paid for the property, we considered a variety of factors including overall valuation of net rental income, location, demographics, physical condition, tenant mix, quality of tenants, length of leases, price per square foot and occupancy and analyzed how the property compares to comparable properties in its market.

For federal income tax purposes, the depreciable basis of the property is estimated at approximately $3.4 million which is subject to final adjustment.  Depreciation expense will be calculated using the straight-line method based upon an estimated useful life of 39 years for the building and improvement costs and the related lease term for the tenant improvements.  Leasing commissions will be amortized over the initial term of the related leases.  The real estate tax rate is 1.9%, and annual real estate taxes are projected to be approximately $86,100 for the initial year subsequent to the purchase.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNERSTONE CORE PROPERTIES REIT, INC.

Dated: April 5, 2007	By:	/s/ TERRY G. ROUSSEL
Terry G. Roussel,
Chief Executive Officer